EXHIBIT 10.8

Confidentiality Treatment has been requested as to certain redacted information in this agreement.  Redacted information has been noted as (***)

DISTRIBUTION AGREEMENT

This Distribution Agreement (the "Agreement") is entered into as of January________ , 2013 ("Effective Date"), by and between COMMONWEALTH WHOLESALE CORPORATION ("CWC"), a Florida corporation, located at 1250 East Hallandale Beach Boulevard, Hallandale Beach, Florida, 33009 and ADRENALINA INCORPORATED ("Adrenalina"), a Florida corporation, whose principal address is 1250 East Hallandale Beach Boulevard, Hallandale Beach, FL 33009.

Whereas Adrenalina is a manufacturer/marketer of certain colognes and perfumes pursuant to licensing agreements with celebrities, including but not limited to Selena Gomez and Adam Levine; and

WHEREAS Adrenalina projects that sales of its products to Elizabeth Arden for the year 2013 will reach or exceed (***) ; and

WHEREAS, CWC is a distributor of, among other things, cosmetics and fragrance products of similar nature, target-market and type as that manufactured or marketed by Adrenalina; and

WHEREAS, CWC and Adrenalina wish to enter into an agreement regarding CWC's distribution of certain product manufactured or marketed by Adrenalina upon the terms and conditions set forth in this Agreement.

NOW THEREFORE CWC and Adrenalina agree as follows:

1. RECITALS. The above recitals are true and correct.

2. DEFINITIONS. In this Agreement, the terms listed below have the following meanings:

(a) "Product" mean any and all perfume/cologne/fragrance and all other cosmetic products manufactured or marketed by Adrenalina, including but not limited to products manufactured or marketed by Adrenalina pursuant to licensing agreements and such other products that Adrenalina develops and or markets during the term of this Agreement, including all renewal terms.

(b) "Elizabeth Arden" means that certain publicly traded company known as Elizabeth Arden Inc., located in 2400 SW 145th Avenue, Miramar, FL., specializing in the sale and distribution of cosmetics, perfumes, colognes and other similar personal grooming products to the retailers and consumers.

(c) "Price" means the price as set forth for the Product on the respective purchase order.

(d) "Advance" means the sum of one million dollar ($1,000,000.00) being advanced by CWC to Adrenalina in accordance to the terms set forth below.

(e) "PO" means purchase order.

(f) "Delivery" means receipt of product by CWC at Adrenalina's warehouse facilities in South Brunswick or Edison, New Jersey or via direct shipment to the purchaser or such other location as agreed to by the parties.

(g) "Wire" means a transfer of funds by CWC to Adrenalina via electronic banking in the amount corresponding to a respective PO.

(h) "Term" means the initial term and all renewal terms.

3. APPOINTMENT AS A DISTRIBUTOR.

(a) Adrenalina appoints CWC as its exclusive distributor of Product to Elizabeth Arden. Solely as to Elizabeth Arden, Adrenalina will market Product to, and procure POs from, Elizabeth Arden and assign said POs to CWC. During the Term of this Agreement, Adrenalina shall not accept a PO nor provide or sell Product to any other distributer, entity, person or third-party other than for the benefit of CWC, for sale of Product to Elizabeth Arden.

Adrenalina shall take all action necessary to prevent any third parties from providing Product to Elizabeth Arden, including but not limited to the filing and prosecution of legal proceedings against the third-party.

(b) In consideration of being appointed as exclusive distributor of Product to Elizabeth Arden, and the other promises and obligations created by this Agreement, CWC agrees to provide Adrenalina the Advance, which Advance shall be held by Adrenalina and applied in accordance with the provisions of this Agreement. Upon the termination of the Agreement the balance of the advance shall be refunded to CWC as provided for herein, without set-off or discount of any kind.

(c) CWC shall also have the right to purchase for re-sale or distribution, up to (***) dollars of Product from Adrenalina, at the rate of (***) per cent of list price for product under the Selena Gomez product line and at the rate of seventy (***)per cent of list price for product under the Adam Levine product line.

4. TERMS OF PAYMENT ORDERS AND DELIVERY.

(a) Adrenalina shall ship Product promptly upon receipt of the Wire but no later than 75 days from receipt of the Wire.

(b) Upon the submission of the PO from Elizabeth Arden, CWC will wire to Adrenalina an amount equal to (***) of the respective PO. Upon receipt of the PO and Wire, Adrenalina will be entitled to draw down from the Advance an amount equal to the Wire (exclusive of freight, insurance, taxes and other such cost) which shall constitute full and final payment to Adrenalina for the particular PO.

(c) Notwithstanding the foregoing, there shall a forty five (45) day moratorium commencing the day immediately following CWC's funding of the Advance, during which 45 day period, Adrenalina shall not submit any POs from Elizabeth Arden for which CWC would have to advance (***) of the PO. Should Elizabeth Arden submit a PO for Product during the 45 day moratorium, CWC shall pay Adrenalina the sum equal to (***) of the PO at Delivery, 1/2 via wire and 1/2 via draw down from the Advance, as payment in full of the Product identified in the PO.

(d) Regardless of any other term in this Agreement to the contrary, the maximum amount CWC shall be required to fund to Adrenalina at any one point in time is (***), inclusive of the Advance. The Parties agree to coordinate the submission of Elizabeth Arden POs accordingly to comply with this provision limiting CWC's maximum funding to $1,500,000.00 (inclusive of the Advance).

(e) CWC will take Delivery of Product F.O.B. Adrenalina's distribution facilities. All freight, insurance, duty, and taxes applicable to the PO shall be paid by CWC. The prices, terms and conditions stated in this Agreement shall apply to orders for Product by CWC regardless of the provisions of Adrenalina's invoices, purchase orders or other business forms.

(f) CWC will be responsible for arranging terms for delivery of the Product to the respective purchaser.

(g) In the event Adrenalina does not make Delivery of the Product within seventy five (75) days of the Wire, CWC shall be entitled to an additional (***) percent discount off the sum due to Adrenalina (i.e., CWC would tender payment equal to (***) of the PO to Adrenalina).

(h) In the event Adrenalina fails to make Delivery of the Product within 90 days of the Wire, Adrenalina shall refund to CWC the Wire and the sum drawn down against the Advance for the particular PO.

5. DUTIES OF CWC. CWC shall:

(a) Maintain any proprietary information pertaining to Adrenalina's business practices gleaned from operation of the transactions contemplated by the Agreement in confidence.

(b) Use its best efforts to protect copyrights, trademarks, and other proprietary rights of Adrenalina in the Product.

(c) Replenish the Advance upon shipment by Adrenalina of $(***) of Product to Elizabeth Arden pursuant to POs submitted on behalf of CWC.

(d) Be responsible for arranging terms for delivery of the Product to respective purchaser.

6. DUTIES OF ADRENALINA. Adrenalina shall:

(a) Subject to the 45 day moratorium referred to in Paragraph 4(c) above, Adrenalina shall submit POs from Elizabeth Arden totaling no less than $(***) within 120 days of the effective date of this Agreement.

(b) Refrain from selling Product directly to Elizabeth Arden or to any person other than CWC who is engaged in selling or reselling Product to Elizabeth Arden and will not permit any other CWC or third-party to sell Product directly or indirectly to Elizabeth Arden.

(c) Indemnify, defend and hold harmless CWC of any claims, suits, costs of losses, including but not limited to damages, attorney's fees and cost of litigation against all claims arising from a claim that a permitted sale of the Product under this Agreement infringes on any trademark, trade name, copyright, other property rights, licensing rights and all other such claims arising from the distribution of Product by CWC.

(d) Maintain any proprietary information pertaining to CWC's business practices gleaned from operation of the transactions contemplated by the Agreement in confidence and implement safeguards against disclosure.

(e) Deliver to CWC the personal guarantee of Ilia Lekach and Deborah Lekach, in the form and substance satisfactory to CWC, in its sole and absolute discretion.

7. NO RESALE RESTRICTIONS. Adrenalina shall not impose any re-sale restriction on CWC's re-sale or distribution of Product in regard to POs submitted by CWC for customers other than Elizabeth Arden,

8. RELATIONSHIP OF PARTIES. The relationship between Adrenalina and CWC shall at all times be that of vendor and vendee (supplier and CWC). The relationship established by CWC and Adrenalina under this Agreement is that of appointing CWC as exclusive CWC of Product to Elizabeth Arden and nonexclusive CWC of Product to other clients and customers of CWC. Under no circumstances shall CWC be considered as a representative or agent of Adrenalina. Likewise, Adrenalina shall not be considered as a representative or agent of CWC. Neither party has the right or authority to enter into any contractual obligations or make any representation in the name of or on behalf of the other. CWC may indicate, in signs, advertising, publicity, or other sales or marketing media or materials, that it is an authorized dealer or CWC of Manufacturer's Products. Nothing in this Agreement shall be construed as precluding or preventing CWC from distributing any other similar brands or products, whether or not marketed by Adrenalina.

9. TERM AND TERMINATION.

(a) This Agreement shall be effective for a term of Thirteen (13) months from the Effective Date, and may be extend for one additional year by either party giving written notice no less than 60 days prior to the expiration of the pending term.

(b) Should Adrenalina sell or otherwise dispose of its rights to either the Selena brand or Adam Levine brand, or both, or should Adrenalina's principals transfer their interests in Adrenalina, this agreement shall terminate at the option of CWC as of effective the date of the closing of said sale or transfer of interests.

Adrenalina shall refund to CWC at closing of the sale or transfer, the remaining balance of the advance any other monies tendered by CWC in connection with any pending Elizabeth Arden POs for which the delivery was not completed as of the date of closing.

(c) In addition to section (b) above, CWC shall have the right to terminate this agreement for cause, including but limited to the following:

i.	Adrenalina's financial situation; Adrenalina's failure to timely deliver the Product; Adrenalina's breach of this Agreement;

iv.	Adrenalina's submission of false or fraudulent reports, forms, or license agreements;

v.
after 30 days' written notice and demand to cure from CWC, if Adrenalina is in default in the performance of any material obligation under this Agreement; provided, however, if Adrenalina cures any such default within the 30 day notice period, then such notice shall be of no force or effect.

vi.	Failure of Adrenalina to procure $(***) in POs from Elizabeth Arden within 90 days of CWC's funding of the Advance

(d) In addition to section (b) above, Adrenalina shall have the right to terminate this agreement for cause, including but limited to the following:

i.	CWC's financial situation; CWC's failure to timely deliver the Product; CWC's breach of this Agreement;

iv.	CWC's submission of false or fraudulent reports, forms, or license agreements;

v.
after 30 days' written notice and demand to cure from Adrenalina, if CWC is in default in the performance of any material obligation under this Agreement; provided, however, if CWC cures any such default within the 30 day notice period, then such notice shall be of no force or effect.

(e) Termination of this Agreement by CWC for cause will be effective upon the date of delivery of notice of termination to Adrenalina.

(f) Upon the termination of the Agreement by virtue of non-renewal or for cause by either party, Adrenalina shall immediately refund to CWC the Advance and any other monies wired by CWC in connection with any pending Elizabeth Arden POs for which the delivery was not completed.

(f) In the event of termination for cause under provision 9(c) vi, CWC shall receive the return of the Advance, plus any sums received by Adrenalina for POs yet to be delivered, in addition to the sum of (***) dollars.

10. WARRANTIES

(a) Adrenalina warrants to CWC that the Products shall be original ones, free from defect and suitable for its intended use.

(b) Adrenalina is authorized to enter into this Agreement.

(c) Adrenalina warrants this Agreement does not violate any law, statute, rule, or other agreement/contract pertaining to the Product amongst Adrenalina and its licensors, suppliers, providers or the manufacturer of the Products.

11. NONASSIGNABILITY.

Neither this Agreement nor any rights or obligations of either party hereunder shall be assignable or transferable, in whole or in part, by operation of law or otherwise, without the prior written consent of the non-assigning party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

12. NOTICES.

Any notices or other communications required or permitted hereunder shall be in writing and personally delivered at the principal business addresses designated at the beginning of this Agreement, or mailed by registered or certified mail, return receipt requested, postage prepaid, at the address set forth above, or to such other address or addresses as may be hereafter furnished by one party to the other party in compliance with the terms hereof.

13. FORCE MAJEURE. Neither party shall be liable for failure or delay in performance of any of its obligations hereunder if such delay or failure to perform is caused by circumstances beyond its control, provided performance is accomplished within a reasonable time of the anticipated date had the Force Majure event not interrupted performance.

14. GOVERNING LAWS. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, U.S.A. Venue for any legal action or proceeding with respect to this Agreement shall be the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida. If any legal action or proceeding is initiated, the prevailing party shall be entitled to all attorney fees, court costs, and expenses, at the trial and appellate levels, in addition to any other relief to which such prevailing party may be entitled.

15. MISCELLANEOUS.

(a) This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes and terminates all other prior commitments, arrangements or understandings, both oral and written, between the parties with respect thereto. This Agreement may not be modified or amended except by an instrument in writing executed by each of the parties. None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, their agents or employees, but may be waived only by an instrument in writing signed by an officer of the waiving party. No waiver of any provision of this Agreement on one occasion shall constitute a waiver of any other provision or of the same provision on another occasion.

(b) Nothing in this Agreement shall be construed as precluding CWC from distributing or selling products similar to or in competition with any and all products manufactured or marketed by Adrenalina.

(c) This Agreement does not create any relationship of principal and agent, partnership, join venture or employer and employee between CWC and Adrenalina. CWC is an independent contractor to Adrenalina and both parties acknowledge that it does not possess the authority to and shall not assume or create obligations on behalf of the other.

16. TITLES FOR CONVENIENCE. Titles used in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants, or conditions of this Agreement.

17. SEVERABILITY. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. Whenever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provision of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, article, paragraph, sentence or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the indefinite, invalid or unenforceable provision shall be deemed deleted, and the remaining part of the Agreement shall continue in full force and effect. If any tribunal or court of competent jurisdiction deems any provision hereof unenforceable, such provision shall be modified only to the extent necessary to render it enforceable and this Agreement shall be valid and enforceable and the parties hereto agree to be bound by and perform same as thus modified.

17. WAIVER OF JURY TRIAL. ADRENALIA AND CWC AGREE THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT BY CWC OR ADRENALIAN ON OR WITH RESPECT TO THIS AGREEMENT OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. CWC AND ADRENALIA EACH HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND INTELLIGENTLY, AND WITH THE ADVICE OF THEIR RESPECTIVE COUNSEL, WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. FURTHER, ADRENALINA WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. GUARANTOR ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT CWC WOULD NOT ENTER INTO THIS AGREEMENT IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS AGREEMENT.

IN WITNESS WHEREOF, the undersigned parties have entered into this Agreement as of the day and year first above written.

137 Golden Beach Drive,
Golden Beach, FL 33160

Commonwealth Wholesale Corporation

By:

Adrenalina Incorporated

By: